Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (this "Agreement"), dated as of October 1, 2015, effective as of July 1, 2015, is made by and between Ethan Allen Interiors Inc., a Delaware corporation (the “Corporation”) and its wholly owned subsidiary, Ethan Allen Global, Inc., a Delaware corporation (the "Subsidiary"), and M. Farooq Kathwari (the "Executive").

Recitals

1.

The Executive is Chairman of the Board of Directors of the Corporation and of the Subsidiary, and is currently employed as the Chief Executive Officer and the President of the Corporation and of the Subsidiary.

2.

The employment of the Executive by the Corporation was previously subject to employment agreements dated (a) July 27, 1994 (the "1994 Employment Agreement"), (b) October 28, 1997 (the "1997 Employment Agreement"), (c) November 1, 2002 as amended by the First Amendment dated as of November 1, 2002 and subject to the Assignment of Employment Agreement assigning the interests and obligations of Ethan Allen Retail Inc. (formerly known as Ethan Allen Inc.) to Ethan Allen Global, Inc. effective as of July 1, 2005 (collectively, the "2002 Employment Agreement"), (d) November 13, 2007 (the "2007 Employment Agreement") and (e) September 30, 2011, effective as of October 1, 2011, as amended as of March 14, 2013 (the "2011 Employment Agreement"). The 1994 Employment Agreement, the 1997 Employment Agreement, the 2002 Employment Agreement, the 2007 Employment Agreement and the 2011 Employment Agreement are hereinafter collectively referred to as the “Prior Employment Agreements.”

3.

Under the 2011 Employment Agreement, (a) the Corporation issued stock options under the Corporation's 1992 Stock Option Plan (as amended, the "Plan") pursuant to an Option Agreement, dated as of October 1, 2011 (the "2011 Option Agreement"), under which the final tranche of 60,000 options will vest in accordance with its terms as of June 30, 2016, and (b) the Corporation issued restricted stock under the Plan pursuant to a Restricted Stock Agreement, dated as of October 1, 2011 (the "2011 Restricted Stock Agreement"), under which the final tranche of 21,000 shares of restricted stock will vest in accordance with its terms as of June 30, 2016 (collectively, the "Final Tranche Awards").

4.

Under the 2011 Employment Agreement, either the Corporation or the Executive is required to provide a renewal notice thereunder by September 30, 2015, and the Corporation desires to continue the services of the Executive as Chairman of the Board of Directors of the Corporation and the Subsidiary and the employment of the Executive with the Corporation and of the Subsidiary beyond the renewal and the term of the 2011 Employment Agreement and to enter into this new agreement embodying the terms of those continued relationships.

5.

The Executive is willing to continue to serve as Chairman of the Board of Directors of the Corporation and the Subsidiary and is willing to accept continued employment by each of the Corporation and the Subsidiary on the terms set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Corporation, the Subsidiary, and the Executive hereby agree as follows.

1.	Definitions.

1.1	"Adjusted Operating Income" has the meaning assigned in Section 5.2(d).

1.2	"Adjusted Operating Income Per Share" has the meaning set forth in Section 5.3(g).

1.3	"Affiliate" means any person or entity controlling, controlled by or under common control with the Corporation or the Subsidiary.

1.4	"AIB Annual Target" has the meaning assigned to it in Section 5.2.

1.5	"Board" means the Board of Directors of the Corporation.

1.6

"Cause" means (a) the Executive is convicted of a felony involving actual dishonesty as against the Corporation, the Subsidiary and/or any Affiliate, or (b) the Executive, in carrying out his duties and responsibilities under this Agreement, is guilty of gross neglect or gross misconduct resulting, in either case, in material economic harm to the Corporation, the Subsidiary and/or any Affiliate, and such conduct is not cured within thirty (30) days of the Corporation providing Notice of Termination (to take effect only if such conduct is not cured) to the Executive, unless such act, or failure to act, was believed by the Executive in good faith to be in the best interests of the Corporation, the Subsidiary and/or any Affiliate. For this purpose, good faith includes actions taken, or failures to act, based upon advice of counsel or advice of certified public accountant(s).

1.7	"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

1.8	"Commencement Date" has the meaning assigned to it in Section 3.

1.9

"Date of Termination" means (a) in the case of a termination as a result of Disability, the date of a final determination of Disability pursuant to the process set forth in Section 1.10, (b) in the case of a termination for which a Notice of Termination is required, the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (c) in all other cases, the actual date on which the Executive's employment terminates during the Term of Employment.

1.10

"Disability" means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Determination of Disability in accordance with this Agreement shall be made pursuant to the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Corporation but in no event will the determination of Disability be made before the end of 12 months from date the Executive is unable to engage in substantial gainful activity. If the Executive and the Corporation cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination.

1.11	"Good Reason" means and shall be deemed to exist if, without the prior express written consent of the Executive:

(a)

The Executive is assigned any duties or responsibilities inconsistent in any material respect with the scope of the duties or responsibilities associated with the Executive's titles or positions, as set forth and described in Section 4

(b)	the Executive suffers a reduction in the duties, responsibilities or effective authority associated with his titles and positions as set forth and described in Section 4;

(c)	the Executive is not appointed to, or is removed from, the offices or positions provided for in Section 4.1;

(d)

the Corporation fails to substantially perform any material term or provision of this Agreement, which failure is not cured within thirty (30) days after written notice by the Executive to the Corporation;

(e)	the Executive's compensation provided for hereunder is decreased;

(f)	the Executive's office location is changed to a location more than 50 miles from its location on the date hereof in Danbury, Connecticut;

(g)	the Corporation fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section 11.2 of this Agreement;

(h)	the Corporation continually fails to reimburse the Executive for business expenses in accordance with Section 5.5 ;

(i)

the Corporation purports to terminate the Executive's employment for Cause and such purported termination of employment is not effected in all material respects in accordance with the requirements of this Agreement;

(j)	the Executive shall cease to serve as a director and Chairman of the Board of Directors of the Corporation and the Subsidiary;

(k)

the Board or the shareholders of the Corporation or the Subsidiary, either or both, as may be required to authorize the same, shall approve (i) any liquidation of the Corporation or the Subsidiary, or the sale of substantially all of the assets of the Corporation and the Subsidiary taken as a whole, or (ii) any merger, consolidation and/or other business combination involving the Corporation or the Subsidiary, or (iii) any combination of any such transactions (and any transaction or transactions described in the preceding clause (i), (ii) or (iii) is called a "Transaction"), other than a Transaction (A) involving only the Corporation and the Subsidiary or (B) immediately after which the shareholders of the Corporation who were shareholders immediately prior to such Transaction continue to own beneficially, directly or indirectly, in substantially similar proportions to those in effect immediately prior to such Transaction more than 50% of the then outstanding voting securities of the Corporation or the survivor, as applicable;

(l)

any Person (as defined below) or group (as such term is defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of related Persons which is not an Affiliate as of the Commencement Date shall beneficially own, directly or indirectly, more than 50% of the then outstanding voting stock of the Corporation or the Subsidiary (for purposes of this Section 1.11, "Person(s)" means any individual, entity or other person, as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof); or

(m)

the Board or the Corporation shall authorize, approve or engage in any Business Combination with an Interested Person, each as defined in Article Fifth of the Corporation's Restated Certificate of Incorporation;

provided that, notwithstanding the foregoing, Good Reason shall not (i) include Retirement or (ii) include or be deemed to exist, with regard to the circumstances described in clause (k), (1) or (m), if, with the express prior written consent of the Executive, the Executive immediately after the occurrence of the circumstances or transactions described in clause (k), (1) or (m) becomes Chairman, Chief Executive Officer and President of the parent corporation or of the person or entity that owns or controls the Corporation or its successor immediately after such circumstances or transaction (or is offered such positions, but declines).

1.12

“Notice of Termination” means, as to any termination of the Executive's employment by the Corporation or the Subsidiary or by the Executive that requires a “Notice of Termination”, notice shall be in writing and shall be communicated in accordance with Section 12.3 of this Agreement (a) indicating the specific termination provision in this Agreement relied upon, (b) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, as applicable, and (c) if the termination date is other than the date of receipt of such notice, specifying the date on which the Executive's employment is to be terminated (which date shall not be earlier than the date on which such notice is actually given).

1.13	"Stock Unit" has the same meaning as in the Stock Option Plan.

1.14	"Stock Unit Agreement" has the meaning set forth in Section 5.3.

1.15	"Restricted Stock" has the same meanings as in the Stock Option Plan.

1.16	"Performance-Based Stock Unit Agreement" has the meaning set forth in Section 5.3.

1.17

"Retirement" means the Executive's voluntary termination of his employment with the Corporation and/or the Subsidiary on his own initiative for any reason (other than (a) a termination due to Disability or (b) a Termination for Good Reason) at any time after the Commencement Date of this Agreement upon giving the Notice of Termination required in Section 6.4.

1.18	"Stock Option Agreement" has the meaning set forth in Section 5.4.

1.19	"Stock Option Plan" means the Corporation’s 1992 Stock Option Plan, as amended and modified from time to time.

1.20	"Term of Employment" has the meaning assigned to it in Section 3.

1.21	“Change in Control” shall be deemed to be triggered if:

(a)

the Board or the shareholders of the Corporation or the Subsidiary, either or both, as may be required to authorize the same, shall approve a Transaction (as defined in Section 1.11), other than a Transaction (A) involving only the Corporation and the Subsidiary or (B) immediately after which the shareholders of the Corporation who were shareholders immediately prior to such Transaction continue to own beneficially, directly or indirectly, in substantially similar proportions to those in effect immediately prior to such Transaction more than 50% of the then outstanding voting securities of the Corporation or the survivor, as applicable, provided, that, in the case of a sale of assets, merger, combination or other business combination within the meaning of a Transaction, a Change in Control shall not be deemed to have been triggered until such Transaction shall have been consummated;

(b)

any Person (as defined in Section 1.11) or group (as such term is defined in Section 1.11) of related Persons which is not an Affiliate as of the Commencement Date shall beneficially own, directly or indirectly, more than 50% of the then outstanding voting stock of the Corporation or the Subsidiary; or

(c)

the Board or the Corporation shall authorize, approve or engage in any Business Combination with an Interested Person, each as defined in Article Fifth of the Corporation’s Restated Certificate of Incorporation, provided, that a Change in Control shall not be deemed to have been triggered until such Business Combination shall have been consummated.

2.	Employment.

2.1

The Corporation and the Subsidiary acknowledge and agree that the Executive has fully and satisfactorily performed his obligations under the Prior Employment Agreements. The Executive acknowledges and agrees that the Corporation and the Subsidiary have fully and satisfactorily performed their respective obligations under the Prior Employment Agreements, subject, however, to (a) any remaining compensation or benefits due with respect to services rendered prior to the Commencement Date, including the fulfillment of the Final Tranche Awards in accordance with the 2011 Options Agreement and the 2011 Restricted Stock Agreement.

2.2

Upon execution of this Agreement, the terms of Executive’s employment shall cease to be governed by the 2011 Employment Agreement and such cessation shall be effective as of the Commencement Date of this Agreement, provided however, that (a) any compensation and other benefits including but not limited to Base Salary, Restricted Stock Awards and Stock Options earned by the Executive for services rendered prior to the Commencement Date of this Agreement, and the Annual Incentive Bonus for the fiscal year ending June 30, 2015, shall continue to be governed by the 2011 Employment Agreement, and (b) the Final Tranche Awards will continue to be subject to the vesting and other provisions in the 2011 Option Agreement and the 2011 Restricted Stock Agreement. Also, nothing contained in this Agreement shall adversely affect any continuing obligations of the Corporation, the Subsidiary or any Affiliate to the Executive under any Prior Employment Agreements.

2.3

Subject to the terms and provisions set forth in this Agreement, the Corporation hereby employs the Executive during the Term of Employment as the Chief Executive Officer and President of the Corporation, agrees to use its best efforts to cause Executive to be elected by the Corporation's shareholders as a director and Chairman of the Board of the Corporation, and to cause the Executive to be a director and Chairman of the Board of Directors of the Subsidiary during the Term of Employment and agrees to cause the Subsidiary at all times during the Term of Employment to employ the Executive as Chief Executive Officer and President of the Subsidiary, and the Executive hereby accepts such employment. However, nothing in this Agreement shall be construed to require that the Executive be elected as a director of the Corporation's Board of Directors on any date if he is not employed by the Corporation on the election date.

3.	Commencement Date and Term of Employment.

3.1

The term of employment under this Agreement shall commence as of July 1, 2015 (the “Commencement Date"), and shall, unless extended as hereinafter provided, terminate with the close of business on June 30, 2020, unless sooner terminated pursuant to the terms hereof (the "Term of Employment").

3.2

On each of July 1, 2020 and July 1, 2021, the Term of Employment shall automatically be extended for an additional one year period unless, not later than nine months prior to any such anniversary, either party to this Agreement shall have given written notice to the other that the Term of Employment shall not be extended or further extended beyond its then already automatically extended term, if any.

4.	Positions, Responsibilities and Duties.

4.1

Positions. During the Term of Employment, the Executive shall be employed as, and the Corporation shall at all times cause the Executive to be, the Chief Executive Officer and President of the Corporation and the Subsidiary. In such positions, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of chairman, director, chief executive officer and president of a substantial, publicly traded corporation, but in no event shall the Executive's duties, responsibilities and/or effective authority with respect to the Corporation and/or the Subsidiary be less than the duties, responsibilities and/or effective authority the Executive possessed immediately prior to the date of this Agreement. No other employee of the Corporation or the Subsidiary shall have authority and responsibilities that are equal to or greater than those of the Executive. The Executive shall report solely and directly to the Board and all other officers and other employees of the Corporation and the Subsidiary shall report directly to the Executive or the Executive's designees. No provision of this Section 4.1, however, shall preclude the Board from soliciting information from any officer or employee of the Corporation.

4.2

Duties. During the Term of Employment, the Executive shall devote such time as is reasonably necessary to perform the duties associated with his offices and positions as set forth in Section 4.1 and shall use his best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall not be required to perform any duties and responsibilities which would be likely to result in non-compliance with or violation or breach of any applicable law or regulation. The Executive’s duties shall include, but not be limited to, participating in the Corporation’s planning for executive leadership succession. Notwithstanding the foregoing provisions of this Section 4.2, during the Term of Employment, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities, to the extent that such other activities do not inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Corporation or the Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business without the consent of the Board.

4.3

Non-Disparagement. The Executive agrees that, while he is employed by the Corporation, and after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Corporation, the Subsidiary, any Affiliate, or the officers or directors of the Corporation, the Subsidiary or any Affiliate that are reasonably likely to cause material damage to the Corporation, the Subsidiary, any Affiliate, or the officers or directors of the Corporation, the Subsidiary, or any Affiliate. While the Executive is employed by the Corporation, and after his Date of Termination, the Corporation agrees, on behalf of itself, the Subsidiary and the Affiliates, that none of the Corporation, the Subsidiary, any Affiliate or any officer or director of the Corporation, the Subsidiary, or any Affiliate shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive.

5.	Compensation and Other Benefits.

5.1

Base Salary. Throughout the Term of Employment, the Executive shall receive a base salary ("Base Salary"), payable in equal bi-weekly installments, of $1,150,000 per annum, unless a different Base Salary is agreed upon in writing by the Corporation and the Executive.

5.2	Annual Incentive Bonus.

(a)

During the Term of Employment, the Executive will be eligible to earn an annual incentive bonus (the "Annual Incentive Bonus" or "AIB"), subject to approval by the shareholders of the Corporation of the incentive performance components of this Agreement payable in accordance with Section 162(m) of the Internal Revenue code and the regulations issued thereunder, based upon the Adjusted Operating Income for each fiscal year during the Term of Employment beginning with the fiscal year ending June 30, 2016. It is intended that the AIB shall qualify for deduction under IRC Section 162(m). The Executive will only be entitled to receive the Annual Incentive Bonus with respect to a fiscal year if and to the extent the Adjusted Operating Income performance targets and goals, described below, are achieved.

(b)	For purposes of the Annual Incentive Bonus for each fiscal year, the Compensation Committee of the Board (the “Compensation Committee”), subject to review and ratification by the Board, will set and establish the target and goal (the "AIB Annual Target") for Adjusted Operating Income for such fiscal year within 90 days following the commencement of that fiscal year, provided, that if the Compensation Committee, subject to review and ratification of the Board, does not set and establish the AIB Annual Target for any fiscal year for any reason or no reason, then the AIB Annual Target for that fiscal year will automatically be set and established as a five percent (5%) increase and improvement in Adjusted Operating Income as compared to the actual Adjusted Operating Income for the immediately preceding fiscal year. For the avoidance of doubt, the AIB Annual Target is established on a single fiscal year basis, even if the PSU Annual Targets are established pursuant to Section 5.3 for multiple fiscal years.

(c)	For each fiscal year during the Term of Employment, the Annual Incentive Bonus earned by the Executive will be determined by reference to the achievement of the Corporation of its Adjusted Operating Income for that fiscal year measured against the AIB Annual Target for that fiscal year as follows:

Annual Incentive Bonus Payout

Adjusted Operating Income Achievement Level		Performance (as Percentage of AIB Annual Target)		Payout (as Percentage of Base Salary)		Annual Incentive Bonus Amount
Minimum Threshold		80-85%		33%		$375,000
AIB Annual Target		100%		65%		$750,000
Maximum		120-130%		148%		$1,700,000

For the avoidance of doubt, the Executive shall not be entitled to earn or receive any AIB for a fiscal year where the actual Achievement Level is less than 80% of the AIB Annual Target for such fiscal year (but the failure to earn and receive an AIB for any fiscal year will not affect the right to receive an AIB earned for a subsequent fiscal year).

If the Adjusted Operating Income for a fiscal year is between the Minimum Threshold and the AIB Annual Target, or the AIB Annual Target and the Maximum, the specific amount of the Annual Incentive Bonus for that fiscal year will be linearly interpolated on a straight line basis based on actual performance (as a percentage of the AIB Annual Target), interpolated linearly either between the Minimum Threshold and the AIB Annual Target or between the AIB Annual Target and the Maximum, respectively, and then utilizing that same percentile for the determination of the Annual Incentive Bonus, interpolated linearly either between the Minimum Threshold and the AIB Annual Target or between the AIB Annual Target and the Maximum, respectively.

(d)

For purposes of computing the Executive’s Annual Incentive Bonus, the “Adjusted Operating Income” for each fiscal year shall be consolidated operating income of the Corporation as set forth in the Corporation's audited consolidated financial statements for such fiscal year, adjusted by adding thereto the charges, expenses or accruals, if any, charged against such operating income for (1) nonrecurring, extraordinary or unusual events, (2) annual bonuses, both incentive and discretionary, to officers and managers, including the Annual Incentive Bonus, (3) share-based compensation expense recognized in accordance with ASC 718, or otherwise, including in respect of the issuance to the Corporation's executives, managers, employees, dealers and other business associates of capital stock of the Corporation, or the issuance or exercise to or by such persons of options, warrants or other rights to acquire capital stock of the Corporation, stock appreciation rights of the Corporation or similar equity equivalents, including in respect of a restricted stock agreement (including the 2011 Restricted Stock Agreement), the Performance-Based Stock Unit Agreement and the Stock Option Agreements contemplated by this Agreement and the Prior Employment Agreements, and (4) any increased depreciation, amortization or other charges resulting from purchase accounting adjustments by virtue of acquisitions or business combinations by the Corporation, the Subsidiary or any Affiliate (provided, however, that no such adjustments shall be made under this clause (4) with respect to acquisitions occurring prior to the Commencement Date). The Compensation Committee shall not exercise any discretion in determining the Corporation’s Adjusted Operating Income pursuant to this Section 5.2.

(e)

Notwithstanding the foregoing provisions of this Section 5.2, if the Corporation effects a major acquisition which acquisition constitutes a change of ownership or control of the Corporation within the meaning of Treas. Reg. Section 1.162-27(e)(2)(v) during any fiscal year, the Executive and the Corporation shall negotiate in good faith an appropriate revision to the threshold amount set forth in this Section 5.2 to implement the purpose of the Annual Incentive Bonus such that the Annual Incentive Bonus may be payable even if the threshold amount is not achieved with respect to such fiscal year. However, in no event shall an acquisition or change in control be a Change in Control, unless the change in control is also a Change in Control pursuant to Section 1.21.

(f)

As soon as practicable after the end of each fiscal year but before an Annual Incentive Bonus is paid in respect of such fiscal year, the Compensation Committee shall certify in writing (i) whether (and the extent to which) the performance goals described in Section 5.2 of this Agreement have been attained and (ii) the amount of the Annual Incentive Bonus payable in respect of such fiscal year. Under no circumstance may the Annual Incentive Bonus be greater than the amount described in this Section 5.2. The Annual Incentive Bonus in respect of any particular fiscal year will be paid upon the earlier to occur of the fifth business day following public filing or disclosure of the Corporation's audited consolidated financial statements for such fiscal year or the 120th day following the end of such fiscal year.

(g)

Notwithstanding any other provision in this Agreement to the contrary, the Executive’s right to receive (or retain) any Annual Incentive Bonus is conditional upon the achievement of the performance levels described in this Section 5.2.

(h)

For the avoidance of doubt, (i) the ceilings and limits on the annual incentive bonus in the 2011 Employment Agreement will not be applicable to the Annual Incentive Bonus under this Agreement, (ii) the AIB Annual Target for purposes of this Agreement need not cover the multiple years reflected in the PSU Annual Targets and may differ from the PSU Annual Targets, including the Adjusted Operating Income targets and goals implicit therein, (iii) the AIB Annual Target for purposes of this Agreement may differ from earnings or other forecasts, budgets or guidance provided by the Corporation in its discretion to analysts, investors, rating agencies and other persons, (iv) the AIB Annual Target for purposes of this Agreement may differ from forecasts or budgets considered or utilized internally by the Corporation, including for bonus, incentive or stock awards, (v) the AIB Annual Target will not be presented, viewed or relied upon as a forecast, projection or guidance by the Corporation or the Board, and (vi) the Corporation will not, by virtue of this Agreement, be required to publicly disclose the AIB Annual Target except as necessary to comply with applicable securities laws, rules and regulations.

(i)

Notwithstanding any provisions in this Agreement to the contrary, the Executive's right to receive (or retain) any Annual Incentive Bonus will be subject to "clawback" or similar obligations set forth in Corporation policies duly approved by the Board and required by applicable laws and regulations (including by any securities exchange) from time to time and applicable to the Corporation and the Executive.

(j)

Notwithstanding any provision in this Agreement to the contrary, the Corporation will not be restricted or limited, by this Agreement, from providing incentive or bonus compensation to the Executive approved by the Compensation Committee, subject to review and ratification by the Board, in addition to, or separate from, the Annual Incentive Bonus provided in this Agreement.

5.3

Performance-Based Restricted Stock Units. During the Term of Employment, the Executive shall be granted performance-based restricted Stock Units, subject to approval by the shareholders of the Corporation of the incentive performance components of this Agreement payable in accordance with Section 162(m) of the Internal Revenue code and the regulations issued thereunder, providing a contingent right to receive shares of Common Stock (as defined in the Stock Option Plan), conditioned upon the Corporation's achievement of performance targets and goals described in this Section 5.3, under the Stock Option Plan and subject to the terms of this Agreement and a separate performance-based stock unit agreement which shall be executed by the Executive and the Corporation in substantially the form of Exhibit A hereto (the “Performance-Based Stock Unit Agreement”). Such Stock Units are also referred to as "Performance Units" for purposes of this Agreement. It is intended that such Performance Units and the shares issuable thereunder shall qualify for deduction under IRC Section 162(m).

(a)

Each fiscal year in the Term of Employment, the Executive will be granted Performance Units entitling the Executive to earn 0 to 81,250 shares of Common Stock, with each such grant to be made within ninety (90) days of the beginning of each such fiscal year and earning of such shares to be contingent upon the performance of the Corporation in accordance with this Agreement and the applicable Performance-Based Stock Unit Agreement, such that Performance Units in relation to up to 406,250 shares of Common Stock could be earned during the full Term of Employment.

(b)

The number of shares of Common Stock issuable in respect of each Performance Unit as of the date of this Agreement is one share and the aggregate number of shares of Common Stock issuable with respect to a grant of Performance Units under this Agreement for any fiscal year is specified as of the date of this Agreement. Such number or numbers of shares shall be adjusted for stock splits, stock dividends, reclassifications, recapitalizations and similar events in respect of the Common Stock occurring after the date of this Agreement.

(c)

For purposes of the Performance Units to be granted for each fiscal year, the Compensation Committee, subject to review and ratification by the Board, will set and establish the target and goal (the "PSU Annual Target") for Adjusted Operating Income Per Share for such fiscal year and for each of the two immediately following fiscal years (for a total of three fiscal years) within 90 days following the commencement of that initial fiscal year, provided, that if the Compensation Committee, subject to review and ratification of the Board, does not set and establish the PSU Annual Target for any of such fiscal years for any reason or no reason, then the PSU Annual Target will automatically be set and established for each such fiscal year as a five percent (5%) increase and improvement in actual Adjusted Operating Income Per Share as compared to the Adjusted Operating Income Per Share for the immediately preceding year, assuming no change in the number of outstanding shares of Common Stock on a diluted weighted average common share basis as set forth in the Corporation's audited consolidated financial statements. If there shall have been a change in such number, the PSU Annual Target and such Actual Adjusted Operating Income Per Share shall be correspondingly adjusted by the Compensation Committee. "Adjusted Operating Income Per Share" shall mean the Adjusted Operating Income divided by the number of outstanding shares of Common Stock on a diluted weighted average common share basis as reflected in such financial statements.

(d)

For each grant of Performance Units, the amount of the grant that will be earned and paid will be determined by reference to the achievement of the Corporation of the PSU Annual Target for each of the two initial fiscal years (on a cumulative basis) and the three fiscal years (on a cumulative basis) applicable to such grant.

Performance Units Earned

Adjusted Operating Income Per Share Achievement Level		Performance as Percentage of Cumulative PSU Annual Target for Applicable Two or Three Year Period		Percentage of Units Earned (Per Grant)		Number of Earned Units (Per Grant)
Threshold		80-85%		50%		32,500
Target		100%		100%		65,000
Maximum		115-120%		125% (i.e., more than target award)		81,250

Performance Units for each grant may be earned over either a two fiscal year or three fiscal year period. Accordingly, if Performance Units with respect to a grant are earned in the first two fiscal years in relation to such grant, then those Performance Units shall be paid. If all of the Performance Units with respect to a grant are earned during such two fiscal years, then no additional Performance Units in relation to that grant shall be earned in the third fiscal year. If less than all of the Performance Units with respect to a grant are earned in the first two fiscal years in relation to that grant (due to shortfalls or otherwise), then any unearned Performance Units in relation to such grant shall be earned in the third fiscal year in relation to that grant to the extent that the number of Performance Units earned during the three fiscal years in relation to such grant exceeds the number of Performance Units earned in relation to such two fiscal years. For illustrative purposes only, if, as a result of the Company's cumulative performance for fiscal year one and two, the Executive would earn 65,000 Performance Units (each of which would represent one share of Common Stock unless an adjustment is provided herein, in the applicable Performance-Based Stock Unit Agreement and the Stock Option Plan and which would be paid by issuance of such Common Stock after such results are certified as provided herein) and, as a result of the Company's cumulative performance for fiscal year one, two and three, the Executive would earn 70,000 Performance Units, then the Executive would earn an additional 5,000 Performance Units for fiscal year three (which would be similarly paid).

If the Adjusted Operating Income Per Share for an applicable two or three fiscal year period is between the Minimum Threshold and the PSU Annual Target, or the PSU Annual Target and the Maximum, the specific amount of the Performance Units earned in relation to a grant for that period will be linearly interpolated on a straight line basis based on actual performance (as a percentage of PSU Annual Target), interpolated linearly either between the Minimum Threshold and the PSU Annual Target or between the PSU Annual Target and the Maximum, respectively, and then utilizing that same percentile for the determination of the number of Performance Units earned, interpolated linearly either between the Minimum Threshold and the PSU Annual Target or between the PSU Annual Target and the Maximum, respectively.

(e)

Notwithstanding the foregoing provisions of this Section 5.3, if the Corporation effects a major acquisition which acquisition constitutes a change of ownership or control of the Corporation within the meaning of Treas. Reg. Section 1.162-27(e)(2)(v) during any fiscal year, the Executive and the Corporation shall negotiate in good faith an appropriate revision to the threshold amount set forth in this Section 5.3 to implement the purpose of the Performance Units year such that the Performance Units may be payable even if the threshold amount is not achieved with respect to such fiscal year. However, in no event shall an acquisition or change in control be a Change in Control, unless the change in control is also a Change in Control pursuant to Section 1.21.

(f)

As soon as practicable after the end of each applicable two or three fiscal year period but before the amount of earned Performance Units is determined in respect of such period, the Compensation Committee shall certify in writing (i) whether (and the extent to which) the performance goals described in Section 5.3 of this Agreement have been attained and (ii) the number of Performance Units earned for each grant in respect of such period. Under no circumstance may the amount of earned Performance Units be greater than the amount described in this Section 5.3. The shares of Common Stock underlying earned Performance Units in respect of any particular fiscal year will be issued and paid upon the earlier to occur of the fifth business day following public filing or disclosure of the Corporation's audited consolidated financial statements for such fiscal year or the 120th day following the end of such fiscal year.

(g)

Notwithstanding any other provision in this Agreement to the contrary, the Executive’s right to receive (or retain) any Performance Units or benefits for Performance Units is conditional upon the achievement of the PSU Annual Targets described in this Section 5.3.

(h)

For the avoidance of doubt, (i) the PSU Annual Target for purposes of this Agreement may differ from the AIB Annual Target, including the Adjusted Operating Income targets and goals implicit therein, (ii) the PSU Annual Target for purposes of this Agreement may differ from earnings or other forecasts, budgets or guidance provided by the Corporation to analysts, investors, rating agencies and other persons, (iii) the PSU Annual Target for purposes of this Agreement may differ from forecast or budgets considered or utilized internally by the Corporation, including for bonus, incentive or stock awards, (iv) the PSU Annual Target will not be presented, viewed or relied upon as a forecast, projection or guidance by the Corporation or the Board, and (v) the Corporation will not, by virtue of this Agreement, be required to publicly disclose the PSU Annual Target, except as necessary to comply with applicable securities laws, rules and regulations.

(i)

The Executive may elect to defer his receipt of shares earned under the Performance Units granted pursuant hereto, in whole or in part, subject to compliance with Code Section 409A (the "Deferred Shares").  Such deferral will be subject to the terms and conditions of any deferral plan then in effect or, if no plan is then in effect, to approval by the Compensation Committee.

(j)

Notwithstanding any provisions in this Agreement to the contrary, the Executive's right to receive (or retain) any Performance Units or benefits of the Performance Units will be subject to "clawback" or similar obligations set forth in Corporation policies duly approved by the Board and required by applicable laws and regulations (including by any securities exchange) from time to time applicable to the Corporation and the Executive, and furthermore, will be subject to retention and restriction on sale, hedging, transfer or similar obligations in relation to Corporation executives set forth in Corporation policies duly approved by the Board.

5.4

Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all usual, customary, and reasonable business-related expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the practices and procedures of the Corporation as in effect and applied immediately prior to the Commencement Date, including without limitation an automobile and driver allowance and/or reimbursement in accordance with past practices, or, if more favorable to the Executive, as provided by the Corporation or the Subsidiary at any time thereafter. Up to 10% of the use of the Corporation-provided automobile may be for personal use.

5.5	Vacation and Fringe Benefits.

(a)

During the Term of Employment, the Corporation shall reimburse the Executive for life and disability insurance in respect of the Executive for the benefit of Executive and/or his beneficiary(ies). The aggregate amount of such insurance coverage reimbursed by the Corporation shall be determined by the premium cost; the Corporation shall pay an aggregate annual premium of $50,000 for such coverage, or such lesser amount as the Corporation and the Executive determine.

(b)

During the Term of Employment, the Executive shall also be entitled to such paid vacation, fringe benefits and perquisites as provided to the Executive by the Corporation and/or the Subsidiary immediately prior to the Commencement Date or, if more favorable to the Executive, as provided by the Corporation or the Subsidiary at any time thereafter.

(c)

To the extent that the Executive's rights to compensation or benefits under any applicable plan, agreement or other governing document are to be determined based on the length of his employment with the Corporation or the Subsidiary, all periods of employment with the Corporation, the Subsidiary or the predecessor of either of them shall be counted unless prohibited by the applicable plan, agreement or other governing document.

5.6

Office and Support Staff. Unless the Executive otherwise agrees in writing, during the Term of Employment the Executive shall be entitled to executive secretarial and other administrative assistance of a type and extent, and to an office or offices (with furnishings and other appointments) of a type and size, at least equal to that provided to the Executive immediately prior to the Commencement Date of this Agreement.

6.	Termination. Prior to the expiration of the Term of Employment, the Executive’s employment under this Agreement may be terminated only in the manner set forth in this Section 6.

6.1

Termination Due to Death or Disability. The Corporation may terminate the Executive's employment hereunder due to Disability, and the Executive's employment hereunder shall terminate in the event of his death. In the event of the Executive's death or a termination of the Executive's employment by the Corporation due to Disability, the Executive, or his beneficiary (as defined in Section 12.7 of this Agreement), as the case may be, shall be entitled to receive:

(a)

Base Salary continuation at the rate in effect on the Date of Termination in the case of death or Notice of Termination in the case of Disability (as provided for by Section 5.1 of this Agreement) through the Date of Termination and for a period of twelve (12) months from and after the Date of Termination, payable in accordance with the Corporation’s standard payroll practices;

(b)

if and to the extent the applicable performance goals are achieved as determined in accordance with Section 5.2 of this Agreement, the Annual Incentive Bonus in respect of the full fiscal year in which the Date of Termination occurs shall be payable at the same time such Annual Incentive Bonus would have been paid had the Executive's employment not terminated;

(c)

any Performance Unit grants that are due to be received by the Executive on or before the Date of Termination shall be granted and all Performance Unit grants outstanding on the Date of Termination shall remain outstanding and be subject to vesting and earning in accordance with this Agreement, the applicable Performance-Based Stock Unit Agreement and the Stock Option Plan, provided, however, there will be no further annual grants of Performance Units after the Date of Termination;

(d)

any Options that are due to be granted under any agreement executed after the effective date of this Agreement shall be granted and all Options outstanding on the Date of Termination shall fully vest as of the Date of Termination, provided, however, that any Options that are not granted and vested as of the Date of Termination (even if they would otherwise be receivable under this Section 6.1(d)) shall be forfeited;

(e)

any deferred compensation not previously paid to the Executive (including, without limitation, interest or other credits on such deferred amounts), which shall be paid at the time provided in the applicable deferred compensation plan, and any accrued vacation pay and insurance proceeds;

(f)	reimbursement for expenses incurred but not paid prior to the Date of Termination;

(g)

aggregate annual premiums for insurance coverage in respect of the life and Disability insurance referred to in Section 5.6(a) through the Date of Termination in the event of death, and through the Date of Termination and for a period of twelve (12) months from and after the Date of Termination in the event of a Disability, to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination; and

(h)

any other compensation or benefits (without duplication of deferred compensation, vacation pay and insurance as provided above in this Section) which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary.

In addition, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Corporation to surviving families of employees of the Corporation under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Corporation in effect on the date of the Executive's death with respect to other key employees of the Corporation and their families.

Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Date of Termination due to Disability to receive disability and other benefits at least equal to the most favorable of those provided by the Corporation to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect at any time during the 90-day period immediately preceding the Date of Termination due to Disability with respect to other key employees of the Corporation and their families.

6.2

Termination by the Corporation for Cause. The Corporation may terminate the Executive's employment hereunder for Cause (as “Cause” is defined in Section 1.6) as provided in this Section 6.2. In any case described in this Section 6.2, the Executive shall be given written Notice of Termination authorized by a vote of at least a majority of the members of the Board that the Corporation intends to terminate the Executive's employment for Cause. Such written Notice of Termination for Cause may be given only within ninety (90) business days after a director of the Corporation (excluding the Executive) has actual knowledge of the events giving rise to such purported Cause. The Executive shall be given the opportunity within 30 calendar days of the receipt of such Notice of Termination to meet with the Board to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, the Executive shall be given 30 business days after such meeting to correct such act or failure to act. If such act or failure to act is not correctable or upon failure of the Executive, within such latter 30 day period, to correct such act or failure to act, the Executive's employment by the Corporation shall automatically be terminated under this Section 6.2 for Cause as of the date determined in Section 1.6 of this Agreement. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Corporation for Cause based upon the conviction of the Executive for a felony involving actual dishonesty as against the Corporation, Subsidiary or an Affiliate, such conviction is overturned on appeal, the Executive shall be entitled to the payments and benefits that the Executive would have received as a result of a termination of the Executive's employment by the Corporation without Cause in a lump sum no later than 75 days following the date the conviction is overturned.

If the Corporation terminates the Executive's employment hereunder for Cause, the Executive shall be entitled to receive subject to the Executive's continued compliance with all confidentiality, on-competition and other restrictive covenants:

(a)

Base Salary continuation at the rate in effect on the date of Notice of Termination (as provided for by Section 5.1 of this Agreement) through the Date of Termination, payable in accordance with the Corporation’s standard payroll practices;

(b)

any Performance Unit grants that are due to be received by the Executive on or before the Date of Termination shall be granted and all Performance Unit grants outstanding on the Date of Termination shall remain outstanding and be subject to vesting and earning in accordance with this Agreement, the applicable Performance-Based Stock Unit Agreement and the Stock Option Plan, provided, however, that there will be no further annual grants of Performance Units after the Date of Termination and any unvested Performance Units grants (even if they would otherwise be receivable under this Section 6.2(b)) and any unvested Restricted Stock or Restricted Stock Units under the Prior Employment Agreements shall be immediately forfeited;

(c)

any Options that are due to be granted to the Executive on or before the Date of Termination pursuant to any agreement executed after the effective date of this Agreement, shall be granted, provided, however, that there will be no further annual grants of Options after the Date of Termination and any unvested Options that are not granted nor vested as of the Date of Termination (even if they would otherwise be receivable under this Section 6.2(c)) shall be forfeited;

(d)

any deferred compensation not previously paid to the Executive (including, without limitation, interest or other credits on such deferred amounts), which shall be paid at the time provided in the applicable deferred compensation plan, and any accrued vacation pay;

(e)	reimbursement for expenses incurred but not paid prior to the Date of Termination;

(f)

aggregate annual premiums for insurance coverage through the Date of Termination in respect of the life and Disability insurance referred to in Section 5.6(a); to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination; and

(g)

any other compensation or benefits (without duplication of deferred compensation, vacation pay and insurance as provided above in this Section) which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary.

6.3

Termination by the Corporation Without Cause or Termination by the Executive For Good Reason. The Corporation shall be permitted to terminate the Executive's employment hereunder without Cause but only in accordance with the Notice of Termination provisions of this Agreement; and the Executive shall be permitted to terminate his employment hereunder for Good Reason only in accordance with the Notice of Termination provisions of this Agreement. For purposes of this Agreement, such a termination of employment by the Executive shall constitute a "Termination for Good Reason" only if effected in accordance with the Notice of Termination provisions of this Agreement. Such written Notice of Termination given by the Executive for Good Reason may be given only within one hundred eighty (180) business days after the Executive has actual knowledge of the events constituting Good Reason, and such written Notice of Termination for Good Reason shall specify the particular act or acts, or failure to act, which is or are the basis for the Good Reason. The Corporation shall be given the opportunity within 30 calendar days of the receipt of such Notice of Termination for Good Reason to meet with the Executive to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, the Corporation shall be given 30 business days after such meeting to correct such act or failure to act. If such act or failure to act is not correctable or upon failure of the Corporation, within such latter 30 day period, to correct such act or failure to act, the Executive's employment by the Corporation shall automatically be terminated under this Section 6.3. If the Corporation terminates the Executive's employment hereunder without Cause, other than due to death or Disability, or if the Executive effects a Termination for Good Reason, the Executive shall be entitled to receive, subject to the Executive's continued compliance with all confidentiality, non-competition and other restrictive covenants:

(a)

Base Salary continuation at the rate in effect on the date of Notice of Termination (as provided for by Section 5.1 of this Agreement) through the Date of Termination and for twenty-four (24) months thereafter, payable in accordance with the Corporation’s standard payroll practices;

(b)

an amount not to exceed $2 million in the aggregate, but otherwise equal to the sum of the two largest Annual Incentive Bonuses or other cash bonuses previously earned by the Executive from the Corporation for any fiscal year commencing with the 2002 fiscal year whether employed under this Agreement, employed under any of the Prior Employment Agreements or employed under any other arrangement with the Corporation, to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination;

(c)

any Performance Unit grants that are due to be received by the Executive on or before the Date of Termination shall be granted and all Performance Unit grants outstanding on the Date of Termination shall remain outstanding and be subject to vesting and earning in accordance with this Agreement, the applicable Performance-Based Stock Unit Agreement and the Stock Option Plan, provided, however, that there will be no further annual grants of Performance Units after the Date of Termination and any unvested Performance Units grants (even if they would otherwise be receivable under this Section 6.3(c)) and any unvested Performance Units shall be immediately forfeited;

(d)

any Options that are due to be granted to the Executive on or before the Date of Termination under any agreement executed after the effective date of this Agreement shall be granted and all Options outstanding on the Date of Termination, which would vest within one (1) year of the Date of Termination, shall fully vest as of the Date of Termination, provided, however, that there will be no further annual grants of Options after the Date of Termination and any unvested Options that are not granted nor vested as of the Date of Termination (eve if they would otherwise be receivable under this Section 6.3(d)) shall be forfeited;

(e)

any deferred compensation not previously paid to the Executive (including, without limitation, interest or other credits on such deferred amounts), which shall be paid at the time provided in the applicable deferred compensation plan, and any accrued vacation pay);

(f)	reimbursement for expenses incurred but not paid prior to the Date of Termination;

(g)

aggregate annual premiums for insurance coverage in respect of the life and disability insurance referred to in Section 5.6(a) through the Date of Termination and for twenty-four (24) months thereafter, to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination; and

(h)

health and welfare benefits, as provided to and under the same terms as other executives of the Corporation or the Subsidiary, for twenty-four (24) months after the Date of Termination, and any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary (in each case, without duplication of deferred compensation, vacation pay and insurance as provided above in this Section).

6.4

Termination Due to Retirement. The Executive may terminate his employment hereunder as a result of Retirement. Notice of Termination by the Executive for Retirement shall be given not less than one hundred fifty (150) business days prior to the Date of Termination if termination is to be effective before July 1, 2020, and not less than ninety (90) business days prior to the Date of Termination if termination is to be effective on or after July 1, 2021. For the avoidance of any doubt, upon Date of Termination due to Retirement, there shall be no accelerated vesting of equity awards. A Retirement shall not be, nor shall it be deemed to be, a breach of this Agreement and, in the event of a Retirement, the Executive shall be entitled to receive, subject to the Executive's continued compliance with all confidentiality, non-competition and other restrictive covenants:

(a)

Base Salary continuation at the rate in effect at the date of Notice of Termination (as provided for by Section 5.1 of this Agreement) through the Date of Termination payable in accordance with the Corporation’s standard payroll practices;

(b)

if and to the extent the applicable performance goals are achieved as determined in accordance with Section 5.2 of this Agreement, a prorated Annual Incentive Bonus in respect of the fiscal year in which the Date of Termination occurs, equal to what such Annual Incentive Bonus would have been for the full fiscal year multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, payable at the same time such Annual Incentive Bonus would have been paid had the Executive's employment not terminated;

(c)

any Options that are due to be granted to the Executive on or before the Date of Termination under any agreement executed after the effective date of this Agreement shall be granted and all Options outstanding on the Date of Termination as of the Date of Termination, which would vest within one year after Date of Termination, shall vest in accordance with their terms, provided, however, that there will be no further annual grants of Options after the Date of Termination;

(d)

any Performance Unit grants that are due to be received by the Executive on or before the Date of Termination shall be granted and all Performance Unit grants outstanding on the Date of Termination shall remain outstanding and be subject to vesting and earning in accordance with this Agreement, the applicable Performance-Based Stock Unit Agreement and the Stock Option Plan, provided, however, that there will be no further annual grants of Performance Units after the Date of Termination;

(e)

any deferred compensation not previously paid to the Executive (including, without limitation, interest or other credits on such deferred amounts), which shall be paid at the time provided in the applicable deferred compensation plan, and any accrued vacation pay;

(f)	reimbursement for expenses incurred but not paid prior to the Date of Termination;

(g)

aggregate annual premiums for insurance coverage through the Date of Termination in respect of the life and Disability insurance referred to in Section 5.6(a), to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination;

(h)

any other compensation or benefits (without duplication of deferred compensation, vacation pay and insurance as provided above in this Section) which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary; and

(i)	health and welfare benefits, as provided to and under the same terms as other executives of the Corporation or the Subsidiary, for twenty-four (24) months after the Date of Termination.

6.5

Termination by the Corporation on a Change in Control. The Corporation shall be permitted to terminate the Executive's employment hereunder within two (2) years following a Change in Control but only in accordance with the Notice of Termination provisions of this Agreement. If the Corporation terminates the Executive's employment within two (2) years following the date of a Change in Control, other than a Change in Control pursuant to Section 1.21(a) or (c) which was not consummated within twelve (12) months of such Change in Control, the Executive shall be entitled to receive, subject to the Executive's continued compliance with all confidentiality, non-competition and other restrictive covenants:

(a)

Base Salary continuation at the rate in effect on the date of Notice of Termination (as provided for by Section 5.1 of this Agreement) through the Date of Termination and for twenty-four (24) months thereafter, payable in accordance with the Corporation’s standard payroll practices;

(b)

an amount not to exceed $2 million in the aggregate, but otherwise equal to the sum of the two largest Annual Incentive Bonuses or other cash bonuses previously received by Executive from the Corporation for any fiscal year commencing with the 2002 fiscal year whether employed under this Agreement, employed under any of the Prior Employment Agreements or employed under any other arrangement with the Corporation, to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination;

(c)

any Performance Unit grants that are due to be received by the Executive on or before the Date of Termination shall be granted and all Performance Unit grants outstanding on the Date of Termination shall fully vest at the target level as of the Date of Termination, provided however, that there will be no further annual grants Performance Units after the Date of Termination;

(d)

any Options that are due to be granted to the Executive on or before the Date of Termination shall be granted and all Options outstanding on the Date of Termination shall fully vest as of the Date of Termination, provided however, that there will be no further annual grants of Options after the Date of Termination;

(e)

any deferred compensation not previously paid to the Executive (including, without limitation, interest or other credits on such deferred amounts), which shall be paid at the time provided in the applicable deferred compensation plan, and any accrued vacation pay;

(f)	reimbursement for expenses incurred but not paid prior to the Date of Termination;

(g)

aggregate annual premiums for insurance coverage in respect of the life and Disability insurance referred to in Section 5.6(a) through the Date of Termination and for a period of twelve (12) months from and after the Date of Termination, to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination; and

(h)

health and welfare benefits, as provided to and under the same terms as other executives of the Corporation or the Subsidiary, for twenty-four (24) months after the Date of Termination, and any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary (in each case, without duplication of deferred compensation, vacation pay and insurance as provided above in this Section).

6.6

Termination of Employment By Reason of Expiration or Non-Renewal of the Agreement. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment terminates by reason of a failure to extend the Term of Employment (regardless of whether such failure to extend occurs by reason of a notice from either the Executive or the Corporation that the Agreement will not be extended in accordance with Section 3.2 or by reason of a failure of the parties to further extend the Agreement following the end of the initial Term of Employment as set forth in Section 3.1), the Executive shall be treated as having terminated due to Retirement pursuant to Section 6.4 above.

6.7

No Mitigation; No Offset; Vacation Pay. In the event of any termination of employment under this Section 6, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Any payout to the Executive in respect of accrued vacation pay will be determined in accordance with Corporation policy (and in all events be limited to a maximum of six (6) weeks).

6.8	Payment.

(a)	Except as otherwise provided in this Agreement, and subject to Section 6.8(b) below, any payments to which the Executive shall be entitled under this Section 6 shall be made as follows:

(i)

Except with respect to continued payment of Base Salary in accordance with any provisions of this Agreement, and except with respect to payment of any Annual Incentive Bonus or other compensation for which a payment date is specified herein, payment shall be made as promptly as possible following the Date of Termination. If the amount of any payment due to the Executive cannot be finally determined within seventy-five (75) days after the Date of Termination, such amount shall be estimated on a good faith basis by the Corporation and the estimated amount shall be paid no later than seventy-five (75) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

(b)

This Section 6.8 shall apply to all or any portion of any payment or benefit payable under this Agreement that is considered nonqualified deferred compensation subject to Code Section 409A ("Section 409A Compensation") Notwithstanding anything in the Agreement to the contrary, the following rules shall apply to any Section 409A Compensation in order to prevent any accelerated or additional tax under Code Section 409A:

(i)

If the termination of the Executive's employment does not qualify as a "separation from service" within the meaning of Treas. Reg. Section 1.409A1(h) from the Corporation's Controlled Group (as defined below), then any Section 409A Compensation payable upon termination of employment will not commence until a "separation from service" occurs or, if earlier, the earliest other date as is permitted under Code Section 409A. For this purpose, the "Corporation's Controlled Group" means the Corporation and (A) any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Corporation and (B) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Corporation.

(ii)

If at the time of the Executive's separation from service, the Executive is a "specified employee" (as defined in Code Section 409A), then the Corporation will defer the commencement of any Section 409A Compensation payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A.

(iii)

This Agreement is intended to comply with (or be exempt from) Code Section 409A and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent.

(iv)

To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation for purposes of Code Section 409A, (i) all reimbursement of expenses hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

6.9	Golden Parachute Excise Tax.

(a)

Effect on Payment. Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or accelerated, or distributed, distributable, or to be distributed to or with respect to the Executive by the Corporation, the Subsidiary or any other Affiliate, including Base Salary, Annual Incentive Bonuses, Performance Units, Stock Options and any other amounts or awards payable in respect of this Agreement, the Prior Employment Agreements and any other agreement between the Executive and the Corporation, the Subsidiary or any Affiliate (collectively, the "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive shall receive the greater of the amount determined under clauses (i) or (ii) below:

(i)

Except as otherwise provided in clause (ii) below, in the event that the Total Payments would exceed the maximum amount that could be paid to the Executive without becoming subject to the Excise Tax, then notwithstanding anything in this Agreement to the contrary, the amount payable to Employee under this Section 6 above shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar ($1) less than such maximum amount (the “Reduced Amount”).

(ii)

In the event the Total Payments after payment of the Excise Tax would be greater than the Reduced Amount, the Executive shall be entitled to receive an amount equal to the Total Payments and the provisions of clause (i) above shall not be applied.

(b)

Determination by Accounting Firm. All determinations required to be made under this Section 6.10, shall be made by the Corporation’s independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Corporation, which shall provide detailed supporting calculations both to the Corporation and the Executive.

(c)	For the avoidance of doubt, in no event will the Corporation reimburse the Executive for the Excise Tax, if any.

7.     Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any bonus or incentive plan or program provided or maintained by the Corporation, the Subsidiary or any other Affiliate and for which the Executive may qualify or be selected, nor (except as expressly provided herein in relation to the Prior Employment Agreements) shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Corporation, the Subsidiary or any Affiliate, including, without limitation, any change of control agreements or any stock option, restricted stock, or stock unit agreements including the Restricted Stock and the Option Agreements. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Corporation, the Subsidiary or any Affiliate at or subsequent to the Date of Termination shall be payable in accordance with such plans or programs.

8.     Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others.

9.     Costs of Enforcement. The following provisions of this Section 9 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with either enforcing any and all of his rights under this Agreement or defending against any allegations by the Corporation of breach of this Agreement by the Executive:

9.1

The Executive shall be entitled to recover from the Corporation reasonable attorneys' fees, costs and expenses incurred by him in connection with such enforcement or defense for as long a period as necessary to enforce this Agreement, not to exceed thirty-six (36) months from the Executive’s Date of Termination.

9.2

Payments required under this Section 9 shall be made by the Corporation to the Executive (or directly to the Executive's attorney) promptly following submission to the Corporation of appropriate documentation evidencing the incurrence of such attorneys' fees, costs, and expenses, but in no event later than the time required in Section 6.8(b)(iv) of this Agreement.

9.3

The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 9 be reasonable.

9.4

The Executive's rights to payments under this Section 9 shall not be affected by the final outcome of any dispute with the Corporation; provided, however, that to the extent that the court shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amounts have been recovered by the Executive previously, the Executive shall repay such amounts to the Corporation within thirty (30) days of such determination.

In addition, the Corporation will reimburse the Executive for the reasonable attorney fees incurred in connection with the preparation and negotiation of this Agreement, no later than the time required in Section 6.9(b)(iv) of this Agreement.

10.	Confidential Information and Noncompetition.

10.1

Confidential Information. The Executive shall not, during the Term of Employment and thereafter, without the prior express written consent of the Corporation or the Subsidiary, disclose any confidential information, knowledge or data relating to the Corporation, the Subsidiary or any Affiliate or their respective businesses, which (a) was obtained by the Executive in the course of the Executive's employment with the Corporation or the Subsidiary, and (b) which is not information, knowledge or data otherwise in the public domain (other than by reason of a breach of this provision by the Executive), unless required to do so by a court of law or equity or by any governmental agency or other authority. In no event shall an asserted violation of this Section 10.1 constitute a basis for delaying or withholding the payment of any amounts otherwise payable to the Executive under this Agreement.

10.2

Noncompetition. If the Executive’s employment is terminated hereunder (i) by the Corporation without Cause (as such term is described in Section 6.2) or by the Executive for Good Reason pursuant to Section 6.3 or (ii) following a Change in Control pursuant to Section 6.5 then this Section 10.2 shall apply in consideration of the termination payments due pursuant to Section 6.3 and 6.5 respectively. If the Executive’s employment is terminated due to Retirement pursuant to Section 6.4 of this Agreement, then the Corporation, by written notice given to the Executive within 30 days after the delivery of a Notice of Termination in connection with such Termination may require that this Section 10.2 apply.

If this Section 10.2 applies as set forth above, then the Executive, without the express written consent of the Corporation, shall not, for the twenty-four (24) month period following the Date of Termination, engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a 5% equity interest) or in any other corporate or representative capacity, if it involves engaging in, or rendering services or advice pertaining to, any lines of business the Corporation or the Subsidiary was actively conducting on the Date of Termination. The obligation of the Executive to abide by the restrictions set forth in the preceding sentence shall be conditioned upon the Corporation providing the entitlements set forth, as applicable, in Section 6.3 and 6.5, and in the event of a termination due to Retirement, continuing payment of the Executive's Base Salary for the 24 month period during which such restriction shall be in effect. Such Base Salary shall be paid at the rate in effect (as provided for in Section 5.1 of this Agreement) on the Date of Termination. If the Corporation shall institute any action or proceeding to enforce the provisions of this Section 10.2, or shall file any claim in any proceeding to enforce such provisions, the Executive hereby waives the claim or defense that the Corporation has an adequate remedy at law and the requirement that the Corporation post a bond in securing equitable relief, and the Executive shall not contend in any such action or proceeding the claim or defense that an adequate remedy at law exists.

11.	Successors.

11.1

The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Corporation, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, interstate succession or a domestic relations order of a court of competent jurisdiction. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

11.2.

The Corporation. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation or the Subsidiary, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

12.	Miscellaneous.

12.1

Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws. The Corporation and the Executive knowingly and voluntarily hereby WAIVES ANY RIGHTS TO A JURY TRIAL.

12.2

Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Notwithstanding the foregoing, the Corporation and the Subsidiary may unilaterally amend this Agreement without the consent of the Executive in order for the Corporation-sponsored and Subsidiary-sponsored group health plans to comply with Section 10101(d) of the Patient Protection and Affordable Care Act (relating the discrimination with respect to insured plans).

12.3

Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by overnight mail or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

M. Farooq Kathwari
Premium Point
New Rochelle, New York 10801

If to the Corporation:

Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06813
Attn: Chairman, Compensation Committee

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

12.4

Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local income taxes as shall be required to be withheld pursuant to any applicable law or regulation. If, at any time on or after the Commencement Date, the Executive will recognize taxable income with respect to the awards from the Corporation of Common Stock (regardless of when such awards are made), the Executive may elect to have the Corporation withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements, unless prohibited by the terms of the applicable award agreement or the Stock Option Plan.

12.5	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.6	Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

12.7

Beneficiaries/References. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Corporation written notice thereof. In the event that the Executive makes no beneficiary designation in accordance with the procedures described above, then the beneficiary shall be deemed to be Executive’s then current spouse, if she is alive on the date of the Executive’s death, and the Executive's estate, if the Executive is not married on the date of the Executive's death (or if the Executive's spouse is no longer alive on the date of the Executive's death). In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to other beneficiary(ies), his estate or his legal representative(s).

12.8	Entire Agreement.

(a)

Upon the commencement of the Term of Employment, this Agreement (and the Performance-Based Stock Unit Agreements provided for herein) will contain the entire agreement between the parties concerning the subject matter hereof and will supersede the Prior Employment Agreements and all other understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, excluding: (i) the Restated Director Indemnification Agreement by and between the Corporation and the Executive; (ii) the agreements governing the following awards associated with the Executive's employment by the Corporation that were granted to the Executive prior to Commencement Date, being stock options (the "Prior Options"), restricted stock (the "Prior Restricted Stock"), and stock units (the "Prior Stock Units"), and (iii) any compensation and other benefits remaining to be paid pursuant to the Prior Employment Agreements, including the Final Tranche Awards.

(b)

This Agreement shall not affect the Executive's rights to benefits accrued prior to July 1, 2015 and the Executive's rights with respect to Prior Options, Prior Restricted Stock, and Prior Stock Units shall be governed by the respective stock option, restricted stock, and stock unit agreements relating thereto (and insofar as applicable thereto, the Prior Employment Agreements). Notwithstanding the preceding sentence, (i) the Executive's rights with respect to the Prior Options, Prior Restricted Stock, and Prior Stock Units following the Executive's Date of Termination shall be governed by the provisions of Section 6 of this Agreement to the extent such provisions do not adversely affect the Executive's rights under those awards, and (ii) the expiration of the Term of Employment or Agreement Term as defined in the 1997 Employment Agreement, 2002 Employment Agreement, 2007 Employment Agreement and 2011 Employment Agreement shall not result in vesting of any Prior Options, Prior Restricted Stock, or Prior Stock Units pursuant to the last paragraph of Section 6.3 of the 1997 Employment Agreement, the Employment 2002 Agreement, the 2007 Employment Agreement and the Employment 2011 Agreement, such that the Final Tranche Awards will continue to be subject to the vesting and other provisions of the 2011 Option Agreement and 2011 Restricted Stock Agreement.

12.9

Representation. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Corporation and any other person or organization or any applicable laws or regulations.

12.10

Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

12.11

Recoupment. All amounts, payments, benefits, awards and other compensation to which the Executive is entitled under this Agreement and/or the Prior Employment Agreements are subject to recoupment or “clawback” in accordance with the Corporation’s recoupment policy as it may be adopted and amended from time to time.

12.12

Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument. A facsimile or electronic signature shall be deemed an original signature.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

EXECUTIVE

       /s/ M. Farooq Kathwari

M. Farooq Kathwari

ETHAN ALLEN INTERIORS INC.

By:     /s/ James B. Carlson

Name:       James B. Carlson

Title:      Director

ETHAN ALLEN GLOBAL, INC.

By:        /s/ James B. Carlson

Name:          James B. Carlson

Title:            Director